UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2018

EQUITY COMMONWEALTH

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 2100, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 646-2800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry Into a Material Definitive Agreement

On January 22, 2018, EQC Operating Trust (the “Operating Trust”), a Maryland real estate investment trust through which Equity Commonwealth (the “Company”) conducts its business, and a wholly-owned subsidiary of the Operating Trust (collectively, the “Sellers”) entered into a real estate sale agreement (the “Sale Agreement”) with Chicago Kingsbury, LLC (the “Purchaser”) to sell to the Purchaser the buildings and land known as 600 West Chicago Avenue (“600 West Chicago Avenue”) for a gross sales price of $510 million.  Proceeds after credits for capital costs, contractual lease costs and rent abatements are expected to be approximately $487 million.

600 West Chicago Avenue is an approximately 1.6 million square foot, Class A, office property located in the River North submarket of downtown Chicago.  As of September 30, 2017, the property was 98.4% leased.

In connection with entering into the Sale Agreement, the parties agreed to customary representations, warranties and covenants. The Purchaser made an earnest money deposit of $12 million that will be credited to the sale price at closing, or, if the closing does not occur due to a default by the Purchaser, then the deposit will serve as liquidated damages for the Company. Pursuant to the Sale Agreement, including Purchaser extension rights, the closing is scheduled to occur on or before March 23, 2018, unless another date is mutually agreed by the parties and subject to certain extension rights to allow for satisfaction of enumerated closing conditions. After closing, the aggregate liability of Sellers arising under the Sale Agreement is subject to a cap of $10 million for a period of 180 days after closing and certain other limitations.

The foregoing summary of the Sale Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Sale Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations and warranties in the Sale Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Sale Agreement are not necessarily characterizations of the actual state of facts about Sellers or the Purchaser at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

Regulation FD Disclosures

We intend to use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material.   We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements

Some of the statements contained in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding consummating asset sales and the timing thereof. Any forward-looking statements contained in this Current Report on Form 8-K are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this Current Report on Form 8-K reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Item 9.01. Financial Statements and Exhibit.

(d)           Exhibit

Exhibit Number	Description
10.1	Real Estate Sale Agreement by and among EQC 600 West Chicago Property LLC, EQC Operating Trust and Chicago Kingsbury, LLC, dated January 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY COMMONWEALTH

	By:	/s/ Orrin S. Shifrin
	Name:	Orrin S. Shifrin
	Title:	Executive Vice President, General Counsel and Secretary

Date: January 23, 2018